Exhibit 5.2

2800 LASALLE PLAZA 800 LASALLE AVENUE MINNEAPOLIS, MN 55402-2015 TEL: 612-349-8500 FAX: 612-339-4181 www.rkmc.com
ATTORNEYS AT LAW

March 22, 2006

Eschelon Telecom, Inc.

730 Second Avenue South, Suite 900

Minneapolis, MN 55402

Re:                               Registration Statement on Form S-3 (File No. 333-131462); $48,000,000 Aggregate Principal Amount at Maturity of 8 3/8% Senior Second Secured Notes Due 2010

Ladies and Gentlemen:

We have acted as special Minnesota counsel to Eschelon Operating Company, a Minnesota corporation (the “Company”), in connection with the Company’s issuance and sale of up to $48,000,000 aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010 (the “Securities”) and the guarantees of the Securities (the “Guarantees”) by Eschelon Telecom, Inc. (the “Parent”), Advanced TeleCom, Inc., a Delaware corporation (the “Delaware Guarantor”), Shared Communications Services, Inc., an Oregon corporation (the “Oregon Guarantor”) and the entities listed on Schedule 1 hereto (the “Minnesota Guarantors” and, collectively with the Parents, the Delaware Guarantor and the Oregon Guarantor, the “Guarantors”) pursuant to a Supplemental Indenture dated the date hereof (the “Supplemental Indenture”) among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), to an indenture dated March 17, 2004, among the Company, the Guarantors and the Trustee (the “Original Indenture” and, together with the Supplemental Indenture, the “Indenture”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed by the Parent with the Securities and Exchange Commission (the “Commission”) on February 1, 2006 (File No. 333-131462), as amended to date, and declared effective by the Commission on February 13, 2006 (the “Registration Statement”), which includes a base prospectus dated February 13, 2006, as supplemented by a prospectus supplement dated March 22, 2006 (together, the “Prospectus”) and an underwriting agreement dated March 22, 2006 (the “Underwriting Agreement”), among the Company, the Guarantors and Jefferies & Company, Inc. (the “Underwriter”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as to the enforceability of the Securities and Guarantees.

ATLANTA	BOSTON	LOS ANGELES	MINNEAPOLIS	NAPLES	SAINT PAUL	SANTA ANA	WASHINGTON, D.C.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. In rendering our opinion insofar as the same pertains to the valid organization, existence, organizational power and authority and specific authorization of the Parent, the Delaware Guarantor and the Oregon Guarantor to execute and deliver their respective Guarantees and the enforceability thereof, we have relied upon the opinion of Latham & Watkins LLP of even date herewith which has been separately provided to you. With your consent, we have also relied upon certificates and other assurances of officers of the Parent and the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein as to the internal laws of the State of Minnesota and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, when the Securities have been duly executed, issued, authenticated and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the Indenture and in the circumstances contemplated by the Underwriting Agreement, the Securities and the Guarantees will have been duly authorized by all necessary corporate action of the Company and the Guarantors, respectively, and will be legally valid and binding obligations of the Company and the Guarantors, respectively, and enforceable against them in accordance with their respective terms.

The opinion rendered in the preceding paragraph relating to the enforceability of the Securities and the Guarantees, respectively, is subject to the following exceptions, limitations and qualifications: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (b) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought; (c) the unenforceability under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; (d) we express no opinion concerning the enforceability of (i) the waiver of rights or defenses contained in Sections 4.09 and 10.08 of the Indenture; (ii) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy; (iii) any provision permitting, upon acceleration of the Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon; (iv) any provision to the effect that the Guarantors are liable as primary obligors and not merely as a sureties; or (v) any provision relating to the perfection or priority of security interests.

With your consent, we have assumed (a) that the Indenture has been duly authorized, executed and delivered by, and constitutes a legally valid and binding obligation of, the Trustee, enforceable against it in accordance with its terms; (b) the Indenture and the Securities have been duly authorized, executed and delivered by the Parent and the Delaware Guarantor; and (c) that the status of the Indenture and the Securities and the Guarantees as legally valid and binding obligations of the respective parties thereto is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated March 27, 2006 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

ROBINS, KAPLAN, MILLER & CIRESI L.L.P.

Schedule 1

Minnesota Subsidiaries

Eschelon Operating Company, a Minnesota corporation

Eschelon Telecom of Minnesota, Inc., a Minnesota corporation

Eschelon Telecom of Colorado, Inc., a Minnesota corporation

Eschelon Telecom of Arizona, Inc., a Minnesota corporation

Eschelon Telecom of Nevada, Inc., a Minnesota corporation

Eschelon Telecom of Utah, Inc., a Minnesota corporation

Eschelon Telecom of Washington, Inc., a Minnesota corporation

Eschelon Telecom of Oregon, Inc., a Minnesota corporation

Eschelon Telecom of California, Inc., a Minnesota corporation